Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) by and between Pieris Pharmaceuticals, Inc., a Nevada corporation with offices at 225 Franklin Street, Floor 26 Boston, MA 02110 and Pieris Pharmaceuticals GmbH, a German company with offices at Zeppelinstrasse 3, 85399 Hallbergmoos, Germany (collectively, “Pieris”) and Ahmed Mousa located at [***] (“Advisor”) (hereinafter individually a “Party” or collectively the “Parties”) is agreed upon as of the date last signed below and is deemed effective as of September 11, 2023 (the “Effective Date”).

Agreement

In consideration of the foregoing and the mutual promises and covenants contained in this Agreement, Pieris and Advisor agree to the following:

1.         Engagement of Services; Compensation.

1.1      Advisor, pursuant to the provisions of this Agreement, agrees to provide consulting services to Pieris at Pieris’ request, as described in Appendix A (collectively, the “Services”), related to business development and legal matters at Pieris (“The Field”).

1.2      Advisor shall perform the foregoing Services for Pieris in good faith, in accordance with the highest professional standard and to the best of Advisor’s ability. The Advisor shall bill Pieris monthly for the Services provided during the previous calendar month, if any, and include the date, number of hours in one-tenth (0.1) hour increments, and type of service performed. Pieris shall pay undisputed invoices within thirty (30) days from receipt. For the avoidance of doubt, Advisor acknowledges and agrees that Pieris will not be liable for any transactional cost (e.g. bank transfer fees) associated with remitting any invoices under this Agreement.

1.3      During the term of this Agreement, Pieris may from time to time request additional activities from Advisor on topics within the Field. Any additional activities to be performed will be described in separate Appendices to be signed by both Parties.

1.4      Under this Agreement, Advisor shall not provide Pieris with any third party’s confidential information.

1.5      In the event Pieris provides Advisor with any tangible property, including but not limited to a computer, (such property, the “Property”), Advisor shall use such Property solely to perform Services and shall return the Property to Pieris upon termination of this Agreement or earlier upon Pieris’s request. Advisor shall protect such Property with the same degree of care used to protect their own personal property and shall be liable for any loss or damage to Property, normal wear and tear excepted.

2.         Pieris’s Proprietary Rights.

2.1      Prior to and during the term of this Agreement, Advisor may receive and otherwise be exposed to information regarding the patents, know-how and trade secrets of technology and business of Pieris. Advisor therefore agrees that all Proprietary Information (as defined in Section 2.2), whether presently existing or developed in the future, whether or not patentable, shall be the sole property of Pieris and its assigns, and that Pieris and its assigns shall be the sole owner of intellectual property and other rights in connection with such Proprietary Information. Advisor warrants that his/her consents to Pieris’s sole ownership of intellectual property and other rights in connection with such Proprietary Information will not conflict with any of his/her existing obligation to any third party on or before the Effective Date. Nothing in this Agreement shall be deemed to grant Advisor any license and/or rights under any intellectual property or intellectual property application of Pieris.

2.2      As used in this Agreement, “Proprietary Information” shall mean (a) any and all information of Pieris disclosed to Advisor or to which Advisor has or had access, including without limitation: (i) inventions, developments, designs, applications, improvements, Trade Secrets, formulas, ideas, know-how, methods or processes, discoveries, techniques and data related thereto, and business practice, partners and clients, and (ii) any information assigned or otherwise conveyed to Pieris by another entity that has commercial value in the business in which the entity engaged; and (b) and any information created, discovered or developed (including without limitation information created, discovered or developed by Advisor as a result of Advisor’s performance of the Services) within the Field. “Trade Secrets” means any Proprietary Information that (1) derives value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, third parties and (2) is the subject of reasonable efforts by Pieris to maintain its secrecy.

2.3      ALL PROPRIETARY INFORMATION IS PROVIDED TO ADVISOR “AS IS.” PIERIS MAKES NO WARRANTIES, EXPRESS, IMPLIED, OR OTHERWISE REGARDING THE ACCURACY, COMPLETENESS OR USEFULNESS OF ANY PROPRIETARY INFORMATION.

3.        Confidentiality; Non-use and Nondisclosure.

3.1      Advisor may use such Proprietary Information only to the extent required to accomplish the Services under this Agreement. During the term of this Agreement and for a period of seven (7) years after its termination (or indefinitely for Trade Secrets as long as such information continues to be protected as a Trade Secret by Pieris), Advisor will keep in the strictest confidence all Proprietary Information and shall not disclose to any party other than Pieris Proprietary Information without the prior written consent from Pieris except as set forth in Section 3.3 below. Advisor shall not use Proprietary Information for his/her own benefit or to benefit any third party.

3.2      Advisor understands that Pieris has received, and in the future will receive, information from third parties that is confidential or proprietary (“Third-Party Information”). Advisor recognizes Pieris’s duty to maintain the confidentiality of such information. During the term of this Agreement and thereafter, Advisor will hold Third-Party Information in the strictest confidence and will not disclose Third-Party Information except as permitted by Pieris and such third party or as set forth in Section 3.3 below. Advisor may use Third-Party Information only to the extent as necessary for performing Services under this Agreement, unless expressly authorized to act otherwise by a written statement of an officer of Pieris.

3.3       Information is not considered Proprietary Information or Third-Party Information hereunder if Advisor can demonstrate with documentary evidence that such information (i) at the time of disclosure to Advisor has been in the public domain or at any time thereafter comes into the public domain through no fault of Advisor; (ii) has been in Advisor’s possession at the time of disclosure or subsequently and independently developed by Advisor without reference to or use of Proprietary Information; or (iii) has been received by Advisor from an independent third party without obligation of confidentiality; or (iv) is required to be disclosed by law, provided that Advisor immediately notifies Pieris in writing so Pieris can protect its Proprietary Information, discloses only that Proprietary Information required to comply with the legal requirement, continues to maintain the confidentiality of Proprietary Information with respect to all other third parties, and provides any reasonable assistance requested by Pieris to maintain the confidentiality of Proprietary Information. Proprietary Information or Third-Party Information shall not be deemed “in the public domain or to come into the public domain,” “in Advisor’s possession or independently developed by Advisor,” or “from an independent third party,” under (i)-(iii) of this Section 3.3 merely because the individual elements of Proprietary Information were or are in the public domain or comes into the public domain, in Advisor’s possession or independently developed by Advisor, or is from an independent third party, respectively, unless the combination and its principles were or are in the public domain or comes into the public domain, in Advisor’s possession or independently developed by Advisor, or from an independent third party, respectively.

3.4      Advisor shall not disclose to any party other than Pieris, without the prior written consent from Pieris, the terms and conditions under which Advisor will provide Services under this Agreement, except when required by Advisor’s employer, Advisor shall disclose only such information to his/her employer necessary to comply with the said requirement. In addition, each Party hereby agrees not to purchase or sell any securities of the other in violation of any applicable securities laws or internal policies related to insider trading while it is in possession of Proprietary Information of the other Party.

4.         Assignment of Advisory Inventions.

4.1      Advisor acknowledges that in the course of providing Services to Pieris, it is possible that inventions (whether or not patentable) will be conceived of or reduced to practice by Advisor, either alone or jointly with others (the “Advisory Inventions”). Advisor agrees to disclose to Pieris, and hereby assigns to Pieris entire right, title and interest in and to any and all Advisory Inventions and agrees that all such Advisory Inventions shall be the sole property of Pieris.

4.2       This Section 4 shall not apply to inventions which neither (i) are related to the Proprietary Information of Pieris nor (ii) result from Services performed by Advisor.

4.3      Advisor understands that, to the extent this Agreement shall be governed and construed in accordance with the laws of any jurisdiction which preclude a requirement in an agreement to assign certain classes of inventions made by an individual acting as an Advisor, this Section 4 shall be interpreted not to apply to any invention which under said laws falls within such classes.

5.         Assistance.

At Pieris’s request, Advisor agrees to use the best effort to assist Pieris in obtaining any intellectual property rights relating to Advisory Inventions in all countries and in enforcing said intellectual property rights in all countries. At Pieris’s request, Advisor further agrees to execute, verify and deliver such documents and perform such other acts to the best of Advisor’s ability for Pieris (including appearing as a witness) which are necessary to apply, obtain, sustain, and enforce said intellectual property rights. Advisor’s obligation to assist Pieris as described in this Section shall continue beyond the termination of this Agreement for a period of ten (10) years.

6.         No Conflicting Obligation.

6.1       Advisor hereby certifies that Advisor’s adherence to all of the terms of this Agreement and its Appendices will not breach or conflict with any existing obligation to any third party (including but not limited to any third party which the Advisor may have any affiliation) on or before the Effective Date.

6.2       Advisor specifically represents to Pieris that (i) performance under this Agreement will not conflict with Advisor’s obligations to any third party with which the Advisor may have any affiliation; (ii) Advisor shall obtain any necessary permission from such party; and (iii) Advisor shall disclose to Pieris, all relevant policies of such party that may impact on Advisor’s ability to perform hereunder.

6.3       Advisor warrants that Advisor has not and will not enter into any agreement whether written or oral, in conflict with this Agreement, including but not limited to any non-compete agreement(s).

7.         No Improper Use of Materials or Documents.

Advisor certifies not to bring to Pieris or to use in the performance of Services any materials or documents of a present or former employer of Advisor, or of Advisor’s clients, or any materials or documents obtained by Advisor under confidentiality imposed by Advisor’s other relationships, unless such materials or documents are generally available to the public or Advisor has authorization from such present or former employer or client for the possession and use of such materials or documents. Advisor understands that Advisor is not to breach any obligation of confidentiality that Advisor has to present or former employers and agrees to fulfill all such obligations during the term of this Agreement.

8.         Indemnification.

Advisor agrees to indemnify, defend, and hold harmless Pieris, its directors, officers, and employees, and any successors or assigns of any of the foregoing from and against any and all liabilities, damages, settlements, penalties, fines, costs and expenses (including, without limitation, reasonable attorney’s fees and other litigation expenses) arising directly or indirectly out of or in connection with any third party claims, suits, actions, demands, or judgments resulting from Advisor’s breach of any Section of this Agreement and negligence or willful misconduct in providing Services.

9.         Independent Contractor.

Pieris and Advisor agree that Advisor is an independent contractor and not an agent or employee of Pieris. Advisor has no authority to act on behalf of Pieris, except as provided herein, or obligate Pieris by contract or otherwise. Advisor understands that Advisor will not be eligible for any employee benefits. Pieris will not make deductions from Advisor’s fees for taxes; therefore, the payment of any taxes related to Advisor’s provision of Services under this Agreement shall be the sole responsibility of Advisor. However, Pieris will pay any required VAT, if applicable.

10.         Term and Termination.

10.1       Unless previously terminated as set forth below, the term of this Agreement shall commence on the Effective Date and shall expire three (3) months thereafter and may be extended for additional one (1) month periods (unless a different time period is specified) upon the mutual written consent of both Parties, which may be evidenced by continued performance and payment under this Agreement.

10.2       Advisor may terminate this Agreement at will upon thirty (30) days prior written notice to Pieris.

10.3       Pieris may terminate this Agreement or any portion of Services immediately upon written notice to Advisor.

11.         Effects of Termination.

11.1      Upon the termination or expiration of this Agreement or certain Services hereunder, each Party shall be released from all obligations and liabilities to the other occurring or arising after the date of such termination or expiration, except that any termination of this Agreement or Services shall not: (i) relieve Advisor of Advisor’s obligations under Sections 3, 5, 6, 7 and 8 hereof, (ii) relieve Pieris of its obligations to pay Advisor under Section 1 as of the termination date of the Agreement or Services, (iii) nor shall any such termination relieve Advisor or Pieris from any liability arising from any breach of this Agreement. In addition, Sections 13 and 14 shall survive expiration or termination of this Agreement.

11.2       Advisor’s compensation under Section 1.2 is limited to Services Advisor has actually performed upon termination.

11.3       Upon termination of this Agreement pursuant to Section 10 and request of Pieris, Advisor shall either promptly deliver to Pieris or destroy all the documents and other materials of any nature in Advisor’s possession pertaining to any Proprietary Information. Advisor shall not retain copies of any such documents or other materials after termination of this Agreement.

12.         Assignment.

The rights and liabilities of the Parties hereto shall bind and inure to the benefit of their respective successors, assigns, heirs, executors and administrators, as the case may be; provided that Advisor may not assign or delegate Advisor’s obligations under this Agreement either in whole or in part without the prior written consent of Pieris.

13.         Legal and Equitable Remedies.

Because Advisor’s Services are personal and unique and because Advisor may have access to and become acquainted with the Proprietary Information of Pieris, the Parties agree that the unauthorized use of Confidential Information will cause irreparable harm and loss to Pieris and entitle Pieris to immediate injunctive in addition to legal remedies and any other suitable relief available under the law.

14.         Governing Law; Venue; Severability.

This Agreement shall be governed by the laws of New York without regard to its choice of law provisions. Any dispute out of or in connection with this Agreement shall be exclusively submitted to the state and Federal courts of New York. If one or more of the provisions in this Agreement are deemed unenforceable by law, then such provision will be deemed stricken from this Agreement and the remaining provisions will continue in full force and effect.

15.          Entire Agreement; Modification.

This Agreement constitutes the final, exclusive and complete understanding and agreement of the Parties hereto and supersedes all prior understandings and agreements. This Agreement is entered into without reliance upon any representation, whether oral or written, not stated herein. Any waiver, modification or amendment of any provision of this Agreement shall be effective only in writing and signed by the Party against whom enforcement is sought.

16.         Notices.

Any notices required or permitted hereunder shall be given to the appropriate Party at the address specified in this Agreement or at such other address as the Party shall specify in writing. Such notice shall be deemed given: (i) upon personal delivery to the appropriate address, (ii) one (1) business day after mailing, if sent by recognized overnight delivery, (iii) three (3) days after the date of mailing, if sent by certified or registered mail, or (iv) at the time acknowledgement of receipt is received by the sending Party, if sent by electronic mail and acknowledgment is required. Any change in address shall be promptly communicated by either Party to the other Party.

17.         Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. In particular this Agreement may be executed through the use of facsimiles or electronic exchange of duly signed counterparts by each Party’s authorized representative.

In Witness Whereof, this Agreement is executed by the Parties’ duly authorized representatives and is effective as of the Effective Date.

Pieris	Advisor

By: /s/ Tom Bures	By: /s/ Ahmed Mousa
Name: Tom Bures	Name: Ahmed Mousa
Title: CFO
Date: September 11, 2023	Date: September 9, 2023

Appendix A

Services in the Field: Upon Pieris’ written request, Advisor will participate in consulting and advising Pieris on business development and legal matters, as well as on any matter within the scope of Advisor’s experience and knowledge, and perform other related tasks and projects, under the terms and conditions of this Agreement.

Compensation:

During the term of this Agreement, Advisor shall be compensated at an hourly rate of $400 per hour or pro rata portion thereof for Services Advisor has actually performed. Pieris shall pay all reasonable expenses associated with travel, lodging and meals in the event that the Services involve travel approved by Pieris, without additional mark-up. For the avoidance of doubt, the Parties acknowledge and agree that Pieris will not pay for any travel time involved in providing Services.

Advisor shall provide Pieris with an invoice at the end of each calendar month for Services rendered in that month. Advisor shall address all invoices per instructions provided by Pieris. Advisor shall email all invoices to the email address provided by Pieris.